SECURITIES PURCHASE AGREEMENT

dated as of

September 28, 2009

between

TIANWEI NEW ENERGY HOLDINGS CO., LTD.

and

HOKU SCIENTIFIC, INC.

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

ARTICLE 2
PURCHASE AND SALE

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE 5
COVENANTS OF THE PARTIES

ARTICLE 6
CONDITIONS TO CLOSING

ARTICLE 7
TERMINATION

ARTICLE 8
MISCELLANEOUS

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this "**Agreement**") dated as of September 28, 2009 between Tianwei New Energy Holdings Co., Ltd., a corporation organized under the laws of the People's Republic of China ("**Buyer**") and Hoku Scientific, Inc., a Delaware corporation (the "**Company**").

W I T N E S S E T H:

WHEREAS, the parties contemplate a transaction pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, the Company will sell and issue to Buyer (i) 33,379,287 newly-issued shares of Common Stock, par value $0.001 per share, of the Company (the "**Common Stock**") (all such shares purchased by Buyer or its permitted assignee hereto, collectively, the "**Purchased Shares**") and (ii) warrants for the purchase of 10,000,000 shares of Common Stock, the form of which is attached hereto as Exhibit A (the "**Warrant**") (all such warrants purchased by Buyer or permitted assignee hereto, collectively, the "**Purchased Warrants**;" and together with the Purchased Shares, the "**Purchased Securities**").

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, in consideration for the issue and sale of the Purchased Securities to Buyer, Buyer will cause the cancellation of an amount equal to $50,000,000 (the "**Consideration**") of the aggregate prepayments made by Tianwei Wafer (as defined herein) to Hoku Materials (as defined herein) pursuant to the Tianwei Supply Agreements (as defined herein).

WHEREAS, the Board of Directors of the Company (the "**Company Board**") has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement in accordance with the General Corporation Law of the State of Delaware (the "**DGCL**"), upon the terms and subject to the conditions set forth herein and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.

WHEREAS, Buyer has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with Applicable Law upon the terms and conditions contained herein.

WHEREAS, Buyer and the Company desire to make certain representations, warranties, covenants and agreements, and to prescribe certain conditions, with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Buyer and the Company hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. *Definitions.* (a) The following terms, as used herein, have the following meanings:

"**1933 Act**" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"**1934 Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"**Affiliate**" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"**Aggregate Total Deposit**" means, as of the date hereof, the sum of each "Total Deposit" (as such term is defined in each Tianwei Supply Agreement).

"**Antitrust Law**" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in each case that is applicable to the transactions contemplated by this Agreement, if any.

"**Applicable Law**" means, with respect to any Person, any U.S. federal, state or local, or any non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

"**Balance Sheet**" means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2009.

"**Balance Sheet Date**" means June 30, 2009.

"**Bank**" means China Construction Bank, Ltd. Co., a People's Republic of China bank.

"**Business Day**" means a day, other than Saturday, Sunday or other day on which commercial banks in the State of New York, the State of Hawaii or the PRC are authorized or required by Applicable Law to close.

"**Closing Date**" means the date of the Closing.

"**Code**" means the U.S. Internal Revenue Code of 1986, as amended.

"**Company Disclosure Schedule**" means the disclosure schedule with respect to this Agreement, dated as of the date hereof, that has been delivered by the Company to Buyer simultaneously with the execution hereof.

"**Confidentiality Agreement**" means the Tri-Party Confidentiality Agreement dated as of June 4, 2008 among the Company, Buyer and Sinotranspacific Ventures, LLC.

"**Contract**" means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

"**Entrustment Loan Contract**" means an Entrustment Loan Contract among the Company, Hoku Materials, Buyer and the Bank, the form of which is attached hereto as Exhibit B (and, subject to Section 8.15, a Chinese translation thereof, reasonably acceptable to the parties hereto).

"**Environmental Laws**" means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

"**ERISA Affiliate**" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

"**GAAP**" means generally accepted accounting principles in the United States.

"**Governmental Authority**" means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or (iii) NASDAQ.

"**Governmental Authorizations**" means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

"**Hazardous Substances**" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

"**Hoku Materials**" means Hoku Materials, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

"**Indebtedness**" means, with respect to the Company and/or any Subsidiary any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property (other than trade payables and other current liabilities arising in the ordinary course of business) or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person, other than in each of clause (i) through (iv) any intercompany indebtedness.

"**Intellectual Property Rights**" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not

registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

"**Investor Rights Agreement**" means an Investor Rights Agreement between the Company and Buyer, the form of which is attached hereto as Exhibit C (and, subject to Section 8.15, a Chinese translation thereof, reasonably acceptable to the parties hereto).

"**Knowledge of the Company**" or "**Company's Knowledge**" means, with respect to any matter in question, the actual knowledge of any executive officer of the Company after reasonable inquiry.

"**Liabilities**" means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

"**Licensed Intellectual Property Rights**" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary.

"**Lien**" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse claim of any kind in respect of such property or asset, in each case excluding licenses of Intellectual Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"**Lock-Up Agreements**" means a Lock-Up Agreement among the Company, Buyer and each of the current directors and executive officers of the

Company, the form of which is attached hereto as Exhibit D (and, subject to Section 8.15, a Chinese translation thereof, reasonably acceptable to the parties hereto).

"**made available**" means, with respect to any document or information, that prior to the date hereof such document or information (i) was contained in the electronic Internet-based data room established by the Company with respect to the transactions contemplated by this Agreement or (ii) was contained in a filed or furnished Company SEC Document.

"**Material Adverse Effect**" means (i) a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Subsidiaries, taken as whole, or (ii) an effect that would prevent or delay beyond the End Date the Company's ability to consummate the transactions contemplated by this Agreement; *provided* that, with respect to clause (i) above, except to the extent that any of the following disproportionately affect the Company and the Subsidiaries, taken as a whole, compared to similarly situated businesses, none of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (A) any changes (after the date hereof) in GAAP or Applicable Law (or binding interpretation thereof), (B) any acts of God or acts of war, armed hostilities, sabotage or terrorism, (C) any changes in general economic, business or market conditions or affecting the United States or foreign economies in general, (D) any changes in conditions affecting the industries or markets in which the Company operates, (E) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof to the extent arising therefrom on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship, (F) any material breach by Buyer of this Agreement or the taking of any action by Buyer in violation of this Agreement, (G) any fluctuations in the market price or trading volume of the Common Stock on NASDAQ or any failure of the Company or its Subsidiaries, in and of itself, to meet analysts' or internal earnings estimates or financial projections (it being understood that any cause of any such fluctuations or failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (H) any effects resulting from any actions taken by the Company or its Subsidiaries that are expressly requested or consented to by Buyer, (I) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.01 with respect to which Buyer has refused, upon the Company's written request, to provide a waiver or (J) the filing of any Liens against the Plant or against the Company or the Subsidiaries in connection with past due accounts payable which are reflected on the Balance Sheet or were incurred since the Balance Sheet Date in the ordinary course of business (it being understood that the institution of any foreclosure actions relating to such Liens or any liquidation, bankruptcy,

insolvency or similar proceedings, whether voluntary or involuntary, or taking any other legal action evidencing insolvency, with respect to the Company or any Subsidiary may be taken into consideration when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

"**NASDAQ**" means The Nasdaq Stock Market.

"**Order**" means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

"**Owned Intellectual Property Rights**" means all Intellectual Property Rights owned by either the Company or any Subsidiary.

"**Permitted Liens**" means (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (ii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the 2009 Company 10-K or the June 2009 Company 10-Q, (iii) Liens that are (A) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other similar Liens or (B) filed against the Plant, or against the Company or the Subsidiaries, in connection with past due accounts payable, in the case of clauses (A) and (B) which are reflected on the Balance Sheet or were incurred since the Balance Sheet Date in the ordinary course of business and (iv) Liens (other than those securing Indebtedness) that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate.

"**Person**" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

"**Plant**" means the Company's polysilicon manufacturing facility under construction in Pocatello, Idaho.

"**PRC**" means the People's Republic of China and all political subdivisions thereof.

"**Proceeding**" means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

"**Representatives**" means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

"**Restricted Stock Awards**" means any awards with respect to shares of restricted Common Stock outstanding under any of the Stock Plans that are, at the time of determination, subject to forfeiture or repurchase by the Company.

"**Sarbanes-Oxley Act**" means the U.S. Sarbanes-Oxley Act of 2002.

"**SEC**" means the U.S. Securities and Exchange Commission or any successor thereto.

"**Stock Options**" means any options to purchase shares of Common Stock outstanding under any of the Stock Plans.

"**Stock Plans**" means (i) the Company's 2002 Stock Plan, 2005 equity Incentive Plan, 2005 Non-Employee Directors Stock Option Plan and Calendar Year 2005 Executive Incentive Compensation Plan and (ii) any other compensatory option plans assumed by the Company pursuant to a merger, acquisition or other similar transaction pursuant to which there are outstanding awards as of the date hereof.

"**Subsidiary**" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

"**Superior Proposal**" means any *bona fide* written Transaction Proposal (except that references in the definition of "Transaction Proposal" to "15%" shall be to "more than 50%") which did not result from a breach of Section 5.03 made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, a majority of the outstanding shares of Common Stock or all or substantially all the consolidated assets of the Company and the Subsidiaries, and which Transaction Proposal the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of such Transaction Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), any financing condition for the benefit of the Third Party (and if financing is required, whether such financing is then fully committed to the Third Party or is reasonably determined to be available by the Company Board), and whether such Transaction Proposal is reasonably capable of being completed on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Transaction Proposal, is more favorable to the Company or the

Company's stockholders (in their capacity as such) than the transactions contemplated hereby (including any changes to the terms of the transactions contemplated hereby that may be proposed by Buyer in response to such Superior Proposal or otherwise).

"**Supply Agreement Amendments**" means the amended and restated Tianwei Supply Agreements, the form of each of which is attached hereto as Exhibit E (and, subject to Section 8.15, a Chinese translation thereof reasonably acceptable to the parties hereto).

"**Tax**" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "**Taxing Authority**") responsible for the imposition or collection of any such tax, governmental fee, assessment or charge (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

"**Tax Asset**" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

"**Tax Return**" means any report, return, document, declaration, election or information filed or required to be filed with a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

"**Tax Sharing Agreements**" means all existing agreements or arrangements (whether or not written) binding the Company or any Subsidiary that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person's Tax liability.

"**Third Party**" means any Person or "group" as defined in Section 13(d) of the 1934 Act, other than Buyer or any of its Affiliates or Representatives.

"**Tianwei Supply Agreements**" means (i) the Supply Agreement No. 1 dated as of August 4, 2008 between Tianwei Wafer and Hoku Materials, as amended, and (ii) the Supply Agreement No.2 dated as of September 14, 2008 between Tianwei Wafer and Hoku Materials, as amended.

"**Tianwei Wafer**" means Tianwei New Energy (Chengdu) Wafer Co., Ltd., a corporation organized under the laws of the People's Republic of China and a wholly-owned subsidiary of Buyer.

"**Transaction Documents**" means this Agreement, the Warrant, the Entrustment Loan Contract, the Supply Agreement Amendments, the Investor Rights Agreement and the Lock-Up Agreements.

"**Transaction Proposal**" means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of the Subsidiaries whose combined assets constitute 15% or more of the consolidated assets of the Company and the Subsidiaries (measured by the lesser of book or fair market value thereof), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of the Subsidiaries whose combined assets constitute 15% or more of the consolidated assets of the Company and the Subsidiaries (measured by the lesser of book or fair market value thereof), (ii) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of the Subsidiaries whose combined assets constitute 15% or more of the consolidated assets of the Company and the Subsidiaries (measured by the lesser of book or fair market value thereof) pursuant to which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company and the Subsidiaries (measured by the lesser of book or fair market value thereof), (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company (or any of the Subsidiaries whose business constitutes 15% or more of the combined assets of the Company and the Subsidiaries (measured by the lesser of book or fair market value thereof)), or (v) any proposal to finance the construction and development of the Plant and the Company's Indebtedness with respect thereto.

"**Warrant Shares**" means the shares of Common Stock deliverable upon exercise of the Purchased Warrants, as adjusted from time to time in accordance with the terms thereof.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	**Section**
2009 Company 10-K	Article 3
Adverse Recommendation	5.03(a)
Agreement	Preamble
Buyer	Preamble
Capex Budget	5.01(f)
Charter Documents	3.06
Closing	2.02
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company SEC Documents	3.08
Company Securities	3.05
Consideration	Recitals
Debt Financing	Recitals
DGCL	Recitals
Employee Plans	3.23
End Date	7.01(b)
June 2009 Company 10-Q	3.08(a)
LLC	3.06
Material Contract	3.12(b)
NASDAQ Exemption	3.02
NASDAQ Exemption Notice	5.02
PRC Governmental Approvals	3.03
Purchased Securities	Recitals
Purchased Shares	Recitals
Purchased Warrants	Recitals
Specified Material Contract	5.01(m)
Subsidiary Securities	3.06(b)
Warrant	Recitals

Section 1.02. *Other Definitional and Interpretative Provisions.* The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby

incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; *provided* that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include an and all Applicable Law. References to "$" and "dollars" are to the currency of the United States.

ARTICLE 2
PURCHASE AND SALE

Section 2.01. *Purchase and Sale.* Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to Buyer, and Buyer agrees to purchase from the Company, the Purchased Securities at the Closing, free and clear of any Liens (other than restrictions on transfer imposed by Federal and state securities laws) for the Consideration.

Section 2.02. *Closing.* The closing (the "**Closing**") of the purchase and sale of the Purchased Securities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 26/F, Twin Towers West, B12, Jian Guo Men Wai Avenue, Chao Yang District, Beijing 100022, as soon as possible, but in no event later than five Business Days, after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or place as Buyer and the Company may agree. At the Closing:

(a) the Company shall deliver, or cause to be delivered, to Buyer, a stock certificate representing the Purchased Shares, and the executed Warrant representing the Purchased Warrants, in each case duly issued and in form sufficient to vest title fully in Buyer, free and clear of any Liens (other than restrictions on transfer imposed by Federal and state securities laws); and

(b) Buyer shall cause Tianwei Wafer to execute and deliver to the Company the Supply Agreement Amendments, whereby an amount equal to the Consideration shall be deducted from the Aggregate Total Deposit.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.03, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in the Company's Annual Report on Form 10-K for the year ended March 31, 2009 (the "**2009 Company 10-K**") or any Company SEC Documents filed or furnished subsequent to the filing of the 2009 Company 10-K and prior to the date of this Agreement (in each case, as such reports have been amended prior to the date of this Agreement and including any documents filed as exhibits, annexes or schedules thereto or incorporated by reference therein), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. *Corporate Existence and Power*. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect have been filed with the SEC prior to the date hereof. The Company is not in violation of its certificate of incorporation or bylaws. The Company has heretofore made available to Buyer complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors (and each committee thereof) of each of the Subsidiaries held since January 1, 2007; *provided* that, with respect to meetings for which draft or final minutes are not yet available, the Company has made available to Buyer a materially complete and correct summary thereof.

Section 3.02. *Corporate Authorization*. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Prior to the date hereof, the Company has obtained the written approval of NASDAQ with respect to the consummation of the transactions contemplated by this Agreement by the Company without obtaining the approval

of the Company's stockholders pursuant to NASDAQ Listing Rule 5635(f) (the "**NASDAQ Exemption**"). The Company has heretofore made available to Buyer a complete and correct copy of the NASDAQ Exemption. In reliance on the NASDAQ Exemption, no approval of the stockholders of the Company is required in connection with the consummation of the transactions contemplated by this Agreement. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and the other Transaction Documents will constitute at the Closing, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, now or hereafter in effect, affecting or relating to creditors' rights and remedies generally and (ii) is subject to general principles of equity.

Section 3.03. *Governmental Authorization*. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of any Antitrust Laws (domestic or foreign), (ii) compliance with any applicable requirements of the 1934 Act and any applicable state securities laws, (iii) compliance with any requirements of any Governmental Authority in the PRC, including approval of the transactions contemplated hereunder by each of (A) the State-owned Assets Supervision and Administration Commission of the PRC, (B) the National Development and Reform Commission of the State Council of the PRC, (C) the Ministry of Commerce of the PRC and (D) the State Administration of Foreign Exchange of the PRC (collectively, the "**PRC Governmental Approvals**"), (iv) any appropriate applications, filings and notices to, and approval of, NASDAQ and (v) such other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04. *Noncontravention*. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, bylaws or comparable organizational documents of the Company or of any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any Contract binding upon the Company or any Subsidiary or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any Subsidiary or

(iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. *Capitalization*. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of the close of business on September 15, 2009, there were issued and outstanding 21,397,080 shares of Common Stock (including 377,916 shares of Common Stock subject to Restricted Stock Awards) and no shares of Preferred Stock. Since September 15, 2009, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of capital stock (other than issuances pursuant to the exercise of Stock Options granted under a Stock Plan or the vesting of any Restricted Stock Awards, and repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Stock Plan). Neither the Company nor any Subsidiary owns any shares of Common Stock. All outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved 1,233,694 shares of Common Stock for issuance under the Stock Plans. As of September 15, 2009, with respect to the Stock Plans, there were outstanding Stock Options with respect to 486,205 shares of Common Stock and 377,916 shares of Common Stock subject to Restricted Stock Awards issued under the Stock Plans and 369,573 shares of Common Stock reserved under the Stock Plans and still available for issuance (as shares underlying Stock Options or Restricted Stock Awards). Since September 15, 2009, the Company has not (i) granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as approved or authorized by the Company's Compensation Committee or (ii) increased the number of shares of Common Stock reserved under the Stock Plans. Each Stock Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the shares of Common Stock underlying such Stock Option on the grant date thereof and was otherwise issued in compliance with Applicable Law.

(c) Except as set forth in Sections 3.05(a) and 3.05(b), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants or other rights, commitments or agreements to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities (including any voting debt) of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "**Company Securities**") and (iv) no other obligations by the Company to make any payments based on the price or value of any Company

Securities. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any Subsidiary is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or first offer or other similar rights with respect to any Company Securities.

(e) The Purchased Securities (i) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (ii) will be delivered to Buyer (or other assignee as contemplated under Section 8.05) free and clear of all Liens (other than restrictions on transfer imposed by Federal and state securities laws). The Warrant Shares have been duly authorized and validly reserved for issuance. When such Warrant Shares are issued in accordance with the provisions of the Warrant, all such shares (A) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (B) will be delivered to Buyer (or its assignee) free from all Taxes with respect to the issuance thereof and free and clear of all Liens (other than restrictions on transfer imposed by Federal and state securities laws).

Section 3.06. *Subsidiaries*. (a) Section 3.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. Each Subsidiary is a corporation or limited liability company ("**LLC**") duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or LLC powers required to carry on its business as currently conducted. Each Subsidiary is duly qualified to do business as a foreign corporation or LLC and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Buyer true and complete copies of the certificate of incorporation, articles of organization, bylaws, operating agreements or other comparable organizational documents ("**Charter Documents**") of the Subsidiaries as currently in effect. No Subsidiary is in violation of its applicable Charter Documents, except for such violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of each Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options, warrants or other rights,

commitments or agreements to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clause (i) and (ii), in addition to all shares of capital stock or voting securities of the Subsidiaries, being referred to collectively as the "**Subsidiary Securities**") or (iii) other obligations by the Company or any Subsidiary to make any payments based on the price or value of any Company Securities or any Subsidiary Securities. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c) Neither the Company nor any Subsidiary directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person, other than (i) a Subsidiary and (ii)interests in marketable securities acquired, in the ordinary course of business consistent with past practices.

Section 3.07. *Offering Valid.* Assuming the accuracy of the representations and warranties of Buyer contained in Section 4.05, (i) the offer, sale and issuance of the Purchased Securities, and the exercise of Purchased Warrants for Warrant Shares will be exempt from the registration requirements of the 1933 Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and (ii) neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Purchased Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act.

Section 3.08. *SEC Filings and the Sarbanes-Oxley Act.* (a) The Company has made available to Buyer complete and correct copies of (i) the Company's Annual Reports on Form 10-K for its fiscal years ended March 31, 2009, 2008 and 2007, (ii) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2009 (the "**June 2009 Company 10-Q**") and (iii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2007 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2007 (the documents referred to in this Section 3.08(a) and Section 3.08(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the "**Company SEC Documents**").

(b) Since January 1, 2007, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to

the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has delivered, or otherwise made available through the SEC, to Buyer copies of all comment letters received by the Company from the SEC since January 1, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto. To the Knowledge of the Company, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2007 was accompanied by the certifications required to be filed or submitted by the Company's principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 3.09. *Financial Statements; Internal Controls.* (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published

rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and except in the case of unaudited statements, for the absence of footnotes and as permitted by the SEC on Form 10-Q under the 1934 Act) and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and the consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements). Neither the Company nor any Subsidiary has any "off-balance sheet arrangements" (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the 1934 Act).

(b) The Company's system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of the Company's assets that would materially affect the Company's financial statements would be detected or prevented in a timely basis. There were no significant deficiencies or material weaknesses identified in management's assessment of internal controls as of and for the year-ended March 31, 2009 (and to the Knowledge of the Company, no such deficiency or weakness been identified since such date).

(c) The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.

(d) Since January 1, 2007, neither the principal executive officer nor the principal financial officer of the Company has Knowledge of any fact, circumstance or change that is reasonably likely to result in a "significant deficiency" or a "material weakness" in the Company's internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company's code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company's code of ethics by any such persons since January 1, 2007.

Section 3.10. *Absence of Certain Changes*. Since the Balance Sheet Date, (i) the business of the Company and each Subsidiary has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the transactions contemplated hereby, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of the Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof without Buyer's written consent would be prohibited by Section 5.01.

Section 3.11. *No Undisclosed Material Liabilities*. There are no Liabilities of the Company or any Subsidiary, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any Liability, other than (i) Liabilities disclosed or provided for in the most recent financial statements of the Company included in the 2009 Company 10-K or the June 2009 Company 10-Q or disclosed in the notes thereto, (ii) Liabilities incurred under this Agreement or incurred in connection with the transactions contemplated by this Agreement and (iii) other undisclosed Liabilities incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with past practice that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12. *Material Contracts*. (a) Except for the agreements set forth in Section 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any of the following executory Contracts:

(i) any sales, distribution or other similar Contract providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and the Subsidiaries of $100,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $100,000 or more;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $100,000 or more or

(B) aggregate payments by the Company and the Subsidiaries of $100,000 or more;

(iii) (A) any lease of real property or (B) any lease of personal property providing for either annual rental payments of $100,000 or more or aggregate rental payments of $100,000 or more;

(iv) any partnership, joint venture or other similar Contract;

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or any real property;

(vi) any Contract (A) relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) or (B) creating or granting a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(vii) any Contract under which the Company or any Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than (x) any loan to, capital contribution to, or other investment in any wholly-owned Subsidiary and (y) interests in marketable securities acquired, in the ordinary course of business consistent with past practices);

(viii) any Contract that contains any provisions (A) restricting the Company or any Subsidiary from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or (B) which would have any such effect on any Person who acquires all of the outstanding capital stock of the Company;

(ix) any Contract that (A) grants any exclusive license, exclusive supply or exclusive distribution rights or other exclusive rights, (B) grants any "most favored nation" rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Rights, or (C) contains any provision that requires the purchase of all or a given portion of the Company's or any Subsidiary's requirements from a given third party, or any other similar provision;

(x) any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) (A) between the Company or

any Subsidiary and (x) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (y) any prime contractor to any Governmental Authority or (z) any subcontractor with respect to any contract described in clauses (x) or (y) above, (B) financed by any Governmental Authority or (C) subject to the rules and regulations of any Governmental Authority concerning procurement;

(xi) any Contract entered into in the last five years in connection with the settlement or other resolution of any Proceeding that (A) has any continuing material obligations, liabilities or restrictions, (B) involves any Intellectual Property Rights or (C) involved payment of more than $100,000;

(xii) any Contract with (A) the Company or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates or (D) any director or officer of the Company or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; or

(xiii) any other "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and the Subsidiaries, taken as whole.

(b) Each Contract disclosed as an Exhibit to the Company SEC Documents or in Section 3.12(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a "**Material Contract**") is in full force and effect and is a legal, valid and binding agreement of the Company or any Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law, now or hereafter in effect, affecting creditors' rights and remedies generally and by general principles of equity. Neither the Company nor any of the Subsidiaries has received any notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract.

(c) Complete and correct copies of each Material Contract, as amended and supplemented, have been made available to Buyer by the Company.

Section 3.13. *Litigation*. There is no Proceeding pending against, or to the Knowledge of the Company, threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any Order against the Company or any Subsidiary or naming the Company or any Subsidiary as a party or by which any of the employees of the Company or any Subsidiary is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any Subsidiary as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14. *Compliance with Laws and Governmental Authorizations*. (a) Neither the Company nor any Subsidiary is in violation in any material respect of, and has not since January 1, 2007 violated in any material respect, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation in any material respect of, any Applicable Law or Orders, and to the Company's Knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation in any material respect of, or a material liability or default under, any Applicable Law or Order.

(b) Each of the Company and the Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as currently conducted. To the Knowledge of the Company, there have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations.

Section 3.15. *Products*. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each of the products produced or sold by the Company or any Subsidiary is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale; and

(b) there is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably

prominent manner, in accordance with Applicable Laws, and current industry practice with respect to its contents and use.

Section 3.16. *Taxes.* (a) All income, franchise and other material Tax Returns filed or required by Applicable Law to be filed with any Taxing Authority in any jurisdiction (whether foreign or domestic) by, or on behalf of, the Company or any Subsidiary through the year ended March 31, 2008 have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

(b) The Company and each Subsidiary has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes accrued through the end of the last period for which the Company and the Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and the Subsidiaries through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no Proceeding pending or, to the Company's Knowledge, threatened against or with respect to the Company or any Subsidiary in respect of any Tax or Tax Asset.

(e) Neither the Company nor any Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(f) During the five-year period ending on the date hereof, neither the Company nor any Subsidiary was a "distributing corporation" or a "controlled corporation" in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any Subsidiary owns an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (ii) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.

(h) Section 3.16(h) of the Company Disclosure Schedule contains a list of (i) all jurisdictions (whether foreign or domestic) in which the Company or any Subsidiary currently files Tax Returns and (ii) all jurisdictions (whether foreign or

domestic) in which the Company or any Subsidiary has a permanent establishment.

(i) None of the Company or any Subsidiary has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction) or as a transferee or successor, by contract or otherwise.

(j) None of the Company or any Subsidiary (i) is or ever has been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members and (ii) is a party to or bound by any Tax Sharing Agreement.

Section 3.17. *Properties*. (a) The Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, other than Permitted Liens.

(b) With such exceptions as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, (i) there are no developments affecting any such property or assets pending or, to the Knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets and (ii) such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Applicable Law.

(c) The property and assets owned or leased by the Company or any Subsidiary, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary and are adequate to conduct such businesses as currently conducted.

Section 3.18. *Intellectual Property*. (a) Section 3.18(a)(i) of the Company Disclosure Schedule contains a true and complete list of each of the registrations and applications for registrations included in the Owned Intellectual Property Rights. Section 3.18(a)(ii) of the Company Disclosure Schedule contains a true and complete list of all material Contracts (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding

licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $500 per seat or less) to which the Company or any of the Subsidiaries is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights.

(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and the Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(c) None of the Company and the Subsidiaries has infringed, misappropriated or otherwise violated in any material respect any Intellectual Property Right of any third person. There is no Proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of the Subsidiaries, any present or former officer, director or employee of the Company or any of the Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of the Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. None of the Company and any Subsidiary has received from any third person an offer to license any Intellectual Property Rights of such third person.

(d) The Company and the Subsidiaries hold all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company's and the Subsidiaries' licenses under the Licensed Intellectual Property Rights, free and clear of any Lien, other than Permitted Liens. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. To the Knowledge of the Company, the Company and the Subsidiaries have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use. All products sold by the Company, any Subsidiary or any licensee of the Company or any Subsidiary and covered by a patent, trademark or

copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.

(e) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Intellectual Property Rights of the Company or any Subsidiary that are material to the business or operation of the Company or any Subsidiary and the value of which to the Company or any Subsidiary is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any Subsidiary all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

Section 3.19. *Insurance Coverage*. The Company and the Subsidiaries have all material policies of insurance covering the Company, the Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of cancellation has been received, and, to the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and, to the Knowledge of the Company, there has been no threatened termination of any such policies.

Section 3.20. *Inventories*. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company and the Subsidiaries. Since the Balance Sheet Date, the inventories of the Company and the Subsidiaries have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens, other than Permitted Liens. All of the inventories recorded on the Balance Sheet consists of, and all inventories of the Company and the Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company and the Subsidiaries in accordance with past practice.

Section 3.21. *Receivables.* All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and the Subsidiaries as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and the Subsidiaries as of the Balance Sheet Date have been included in the Balance Sheet.

Section 3.22. *Labor Matters.* The Company and the Subsidiaries are in compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board.

Section 3.23. *Employee Benefit Plans.* (a) Section 3.23(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "**Employee Plans**".

(b) None of the Company, any ERISA Affiliate and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA. None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To the Knowledge of the Company, no material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any Subsidiary to any bonus, severance, retention, job security or similar benefit or enhancement or enhanced such benefit or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(f) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or directors of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) There has been no amendment to, written interpretation of or legally binding announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(i) There is no Proceeding pending, or, to the Knowledge of the Company, threatened, against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(j) Neither the Company nor any of its ERISA Affiliates has used the services of any workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the Plans by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation.

Section 3.24. *Environmental Matters*. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) no written notice, demand, request for information, citation, summons or order has been received by the Company or any Subsidiary, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any Subsidiary to comply with any Environmental Law;

(ii) the Company and the Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations required by Environmental Law;

(iii) none of the Company or any Subsidiary has caused any, and to the Knowledge of the Company, there has been no, release by the Company or any Subsidiary, or for which the Company or any Subsidiary would reasonably be expected to be liable by Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any Subsidiary; and

(iv) to the Knowledge of the Company, there are no liabilities or obligations of or relating to the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental

Law or any Hazardous Substance and, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned or leased by the Company or any Subsidiary that has not been made available to Buyer at least five Business Days prior to the date hereof.

(c) Neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 3.24, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any Subsidiary.

Section 3.25. *Finders' Fees*. Except for Deutsche Bank Securities, Inc., a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Buyer prior to the date hereof, whose fees and expenses will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.26. *Selling Documents*. The financial projections relating to the Company or any Subsidiary delivered to Buyer are made in good faith and based upon reasonable assumptions, and the Company is not aware of any fact or set of circumstances that would cause it to believe that such projections are incorrect or misleading in any material respect.

Section 3.27. *Disclosure Documents*. The NASDAQ Exemption Notice will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.28. *Antitakeover Matters*. The Company has taken all action necessary to exempt this Agreement, the other Transaction Documents and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. No other "control share acquisition," "fair price," "moratorium" or other antitakeover law applies to this Agreement, the other Transaction Documents and

the other transactions contemplated hereby or thereby. The Company has no "poison pill," stockholder rights plan or any similar agreement or arrangement.

Section 3.29. *Investment Company*. The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 3.30. *Listing and Maintenance Requirements*. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the 1934 Act, and the Company has taken no action designed to terminate or which to the Company's Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the two years preceding the date hereof, received notice from NASDAQ to the effect that the Company is not in compliance with the listing or maintenance requirements of NASDAQ. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 3.31. *Registration Matters*. (a) The Company will use its reasonable best efforts to register the Purchase Shares and the Warrant Shares for resale by Buyer under Form S−3 promulgated under the 1933 Act no later than 90 days after the Closing Date (or 120 days if the Company receives comments on such registration statement from the SEC). Except pursuant to the Investor Rights Agreement, no Person has any mandatory right (including "piggy back" registration rights) to cause the Company to effect the registration under the 1933 Act of any securities of the Company.

(b) Neither the Company nor any Affiliate of the Company has sold, offered for sale or solicited offers to buy or otherwise negotiated in respect of any security (as defined in Section 2 of the 1933 Act) that would be integrated with the offer or sale of the Purchased Securities in a manner that would require the registration under the 1933 Act of the sale of the Purchased Securities to Buyer.

Section 3.32. *Representations*. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 4.01. *Corporate Existence and Power*. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the People's Republic of China and has all corporate powers required to carry on its business as currently conducted.

Section 4.02. *Corporate Authorization*. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes, and the other Transaction Documents will constitute at the Closing, legal, valid and binding obligations of the Company, enforceable against Buyer in accordance with their respective terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, now or hereafter in effect, affecting or relating to creditors' rights and remedies generally and (ii) is subject to general principles of equity.

Section 4.03. *Governmental Authorization*. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of any Antitrust Laws (foreign or domestic), (ii) compliance with any applicable requirements of the 1934 Act and any applicable state securities laws, (iii) compliance with any requirements of any Governmental Authority in the PRC, including obtaining the PRC Governmental Approvals, (iv) any appropriate applications, filings and notices to, and approval of, NASDAQ and (v) such other actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to prevent or delay beyond the End Date Buyer's ability to consummate the transactions contemplated by this Agreement.

Section 4.04. *Noncontravention*. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, with such exceptions, in the case of clause (ii) above, as would not reasonably be expected, individually or in the aggregate, to prevent or delay beyond the End Date Buyer's ability to consummate the transactions contemplated by this Agreement.

Section 4.05. *Purchase for Investment*. Buyer is purchasing the Purchased Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or

together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities and is capable of bearing the economic risks of such investment. Buyer qualifies as an "accredited investor" as such term is defined in Rule 501 of Regulation D under the 1933 Act.

Section 4.06. *Finders' Fees*. Except for Sinotranspacific Ventures, LLC whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.07. *Litigation*. There is no Proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its assets which, if adversely determined, would prevent or delay beyond the End Date Buyer's ability to consummate the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS OF THE PARTIES

Section 5.01. *Conduct of the Company*. Except for matters (x) expressly contemplated by this Agreement, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) as otherwise consented to in advance in writing by Buyer, from the date hereof until the Closing Date, the Company shall, and shall cause each of the Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Governmental Authorizations necessary to conduct its business in the ordinary course consistent with past practice, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vi) continue to make capital expenditures consistent with the Capex Budget. Without limiting the generality of the foregoing, except for matters (x) expressly contemplated by this Agreement, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) as otherwise consented to in advance in writing by Buyer, the Company shall not, nor permit any of the Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of capital stock of the Company or any Subsidiary or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its

other securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of, or convertible into or exchangeable or exercisable for, any capital stock of the Company or any Subsidiary (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary to its Buyer), (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities or (iv) take any action that would result in any amendment, modification or change of any material term of any Indebtedness;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of shares of Common Stock upon the exercise of Stock Options that are (x) issued and outstanding on the date of this Agreement or (y) the subject of offer letters or other written contractual commitments provided to prospective employees made available to Buyer prior to the date of this Agreement and in the amounts set forth on Section 5.01(c)(i) of the Company Disclosure Schedule, or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) change the number of directors from five members or change the current and anticipated future structure of the Company Board, except as contemplated by Section 6.02(i);

(f) make any capital expenditures or incur any Liabilities in respect thereof, except for those contemplated by the Capex Budget attached to Section 5.01(f) of the Company Disclosure Schedule (the "**Capex Budget**");

(g) acquire (i) any business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(h) sell, lease or otherwise transfer, or create any Lien on, any of the Company's or any Subsidiary's assets, securities, properties, interests or businesses, other than (x) sales of inventory or used equipment and (y) incurrence of Permitted Liens, in the case of clauses (x) and (y) above, occurring in the ordinary course of business consistent with past practice;

(i) (i) grant to any current or former director, officer, employee or consultant of the Company or any Subsidiary any increase in compensation, bonus or other benefits, (ii) grant to any current or former director, officer, employee or consultant of the Company or any Subsidiary any severance or

termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law, (iii) establish, adopt, enter into or amend any Employee Plan (other than offer letters that contemplate "at will" employment without severance benefits) or collective bargaining agreement, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, or (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not, as of the date of this Agreement, a beneficiary which would entitle such Person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(j) hire, elect or retain (i) any officer or (ii) any employee whose annualized compensation exceeds $100,000, except for prospective officers or such employees who have been provided offer letters made available to Buyer prior to the date of this Agreement as described in Section 5.01(c)(i);

(k) make any change in any method of accounting principles, method or practices, except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act (in each case following consultation with the Company's independent auditor);

(l) (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee, or any issuance or sale of debt securities or any merger, business combination or other acquisition, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any Subsidiary, enter into any "keep well" or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances (other than routine advances on expenses to employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person (other than to the Company or any of the wholly-owned Subsidiaries);

(m) (i) terminate, renew, amend or modify in any material respect or fail to enforce any Material Contract described in clause (i) or (ii) of Section 3.12(a) (the "**Specified Material Contracts**"), (ii) enter into any Specified Material Contract, other than in the ordinary course of business consistent with past practice, or (iii) enter into, terminate, renew, amend or modify in any material respect or fail to enforce any Material Contract described in any of clause (iii) through (xiii) of Section 3.12(a) (including, for the purposes of clarity, any Specified Material Contract that is also described in any such clauses, which shall be subject to this clause (iii) and not clause (i) or (ii) above); *provided* that the Company may enter into payment plans with its vendors and suppliers on terms

which are consistent with past practice and which do not materially adversely affect the Capex Budget;

(n) make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend in any material respect any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(o) institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(p) enter into any new line of business;

(q) other than as expressly permitted by Section 5.03, take any action for the purpose of preventing, delaying or impeding the consummation of the transactions contemplated by this Agreement; or

(r) authorize, resolve, commit or agree to take any of the foregoing actions.

Section 5.02. *Nasdaq Exemption Notice.* As promptly as reasonably practicable, but in any event no later than two Business Days, after the date hereof, the Company shall prepare written notification to the stockholders of the Company of the Company's omission to seek the approval of its stockholders in connection with the transactions contemplated by this Agreement in reliance on the NASDAQ Exemption (the "**NASDAQ Exemption Notice**") and mail the NASDAQ Exemption Notice to the stockholders. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the NASDAQ Exemption Notice before such document (or any amendment or supplement thereto) is mailed to the stockholders, and the Company shall include in such document any comments reasonably proposed by Buyer and its counsel.

Section 5.03. *No Solicitation.* (a) Neither the Company nor any Subsidiary shall, nor shall the Company or any Subsidiary authorize or permit any of its or their Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Transaction Proposal or any inquiry, indication of interest or the making of any proposal that could reasonably be expected to lead to any Transaction Proposal, or, subject to Section 5.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any Subsidiary to, afford access to the business, properties, assets, books or records of the Company or any Subsidiary to, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Transaction

Proposal, (ii) (x) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Subsidiary or (y) approve any transaction under, or any Third Party becoming an "interested stockholder" under, Section 203 of Delaware Law, except in connection with the transactions contemplated by this Agreement, or (iii) enter into any Contract relating to any Transaction Proposal. Subject to Section 5.03(b), neither the Company Board nor any committee thereof shall (A) recommend in favor of a Transaction Proposal, (B) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the Company Shares within 10 Business Days after the commencement (as defined in Rule 14d-2 under the 1934 Act) of such offer, (C) recommend against the transactions contemplated by this Agreement, or (D) resolve or agree to take any of the foregoing actions (any of the foregoing, an "**Adverse Recommendation**"). The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to a Transaction Proposal, and shall use its reasonable best efforts to cause any such Third Party (and its Representatives) in possession of non-public information in respect of the Company or any Subsidiary that was furnished by or on behalf of the Company or any Subsidiary (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to as promptly as practicable return or destroy (and confirm destruction of) all such information, and the Company shall provide to Buyer all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof.

(b) Notwithstanding the foregoing, prior to the Closing, the Company Board, acting directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with this Section 5.03, has made (and not withdrawn) a *bona fide* unsolicited Transaction Proposal in writing that the Company Board determines in good faith, after consultation with the Company's outside legal counsel and a financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any Subsidiary pursuant to an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.03 (a copy of which confidentiality agreement shall be promptly (in all events within 48 hours) provided for informational purposes to Buyer), (iii) following receipt of and on account of such Superior Proposal, and subject to compliance with Section 5.03(c) and Section 5.03(d), make an Adverse Recommendation and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i)

through (iv), only if the Company Board determines in good faith by a majority vote, after consultation with the Company's outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to a Transaction Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.03.

(c) Neither the Company nor the Company Board shall take or permit any of the actions referred to in clauses (i) through (iv) of Section 5.03(b) unless the Company shall have delivered to Buyer at least 12 hours prior written notice advising Buyer that it intends to take such action. The Company shall notify Buyer promptly (but in no event later than 48 hours) after it obtains knowledge of the receipt by the Company (or any Subsidiary or Representatives) of any Transaction Proposal, any inquiry that would reasonably be expected to lead to a Transaction Proposal, or any request for non-public information relating to the Company or any Subsidiary or for access to the business, properties, assets, books or records of the Company or any Subsidiary by any Third Party that is seeking to make or has made after the date hereof a Transaction Proposal or any other indication that a Third Party is considering making a Transaction Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and describe the material terms and conditions of, any such Transaction Proposal, indication or request. The Company shall keep Buyer informed, on a prompt basis (but in any event within 48 hours), of the status and material terms of any such Transaction Proposal, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Buyer with at least 24 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Transaction Proposal. The Company shall promptly provide Buyer with any material non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Buyer.

(d) In addition to the foregoing, the Company Board shall not make an Adverse Recommendation, unless (i) the Company promptly notifies Buyer, in writing at least two Business Days prior to taking that action, of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching the a copy of such proposed definitive agreement which shall be in final form in all material respects and include all schedules, annexes and exhibits thereto, and (ii) Buyer does not make, within two Business Days after its receipt of such written notification, an offer that is determined by the Company Board in good faith after considering the advice of its outside counsel and of a financial advisor of nationally recognized reputation to be at least as favorable to the Company or the stockholders of the Company as

such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such two Business Day period.

Section 5.04. *Access to Information*. From the date hereof until the Closing Date, the Company will (i) give, and will cause each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access during reasonable hours and upon reasonable notice to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish, and will cause each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company's good faith opinion is sensitive or the disclosure of which could subject the Company or any Subsidiary to risk of liability. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

Section 5.05. *Notices of Certain Matters*. Prior to the Closing, (i) the Company shall give prompt written notice to Buyer of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 3 to be materially untrue, or of the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement, and (ii) Buyer shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to Buyer the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 4 to be materially untrue, or of the failure of Buyer to comply with or satisfy any covenant or agreement under this Agreement; *provided* that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.06. *Reasonable Best Efforts to Complete*. (a) Subject to the terms and conditions of this Agreement, each of Buyer and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and

other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) The Company and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.07. *Antitakeover Laws*. In the event that any state "control share acquisition," "fair price," "moratorium" or other antitakeover or other similar Applicable Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby, the Company and Buyer, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such antitakeover law inapplicable to this Agreement or any of the transactions contemplated hereby.

Section 5.08. *Public Announcements*. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, in which case the party required to make the press release or public statement shall use its reasonable best efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party) will not issue any such press release or make any such public statement prior to such consultation.

Section 5.09. *Reservation of Warrant Shares*. The Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the Purchased Warrants, the number of shares of Common Stock deliverable upon exercise of all outstanding Warrants. The Company covenants that all Warrant Shares upon issuance in accordance with the provisions of the Warrant (A) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (B) will be delivered to

Buyer (or its assignee) free from all Taxes with respect to the issuance thereof and free and clear of all Liens.

Section 5.10. *Securities Law Matters.* (a) Prior to the Closing, the Company shall take all such steps as may be required to cause any acquisitions or dispositions of shares of capital stock of the Company in connection with the transactions contemplated by this Agreement (including derivative securities of such shares) by each Person who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

(b) The Company agrees to timely file a Form D with respect to the Purchased Securities as required by Regulation D under the 1933 Act and to provide a copy thereof to Buyer. The Company shall take such action as the parties shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Purchased Securities for, sale to Buyer at the Closing under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Buyer.

(c) On or before 9:00 a.m., New York City time, on the first Business Day after the Closing Date, the Company shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement, and attaching as an exhibit to such Form 8-K a form of this Agreement (it being acknowledged by Buyer that the Company intends to file a Current Report on Form 8-K at such time as this Agreement is entered into by the parties); *provided* that Buyer and its counsel shall be given a reasonable opportunity to review and comment on all such filings before such documents (or any amendment or supplement thereto) are filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Buyer and its counsel.

(d) As long as Buyer owns any Purchased Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as Buyer owns any Securities, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to Buyer and make publicly available in accordance with Rule 144(c) such information as is required for Buyer to sell the Purchased Shares or the Warrant Shares (as the case may be) under Rule 144. The Company further covenants that it will take such further action as any holder of Purchased Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the 1933 Act within the requirements of the exemption provided by Rule 144.

(e) The Company shall not, and shall not permit any Affiliate of the Company to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that would be

integrated with the offer or sale of the Purchased Securities in a manner that would require the registration under the 1933 Act of the sale of the Purchased Securities to Buyer.

Section 5.11. *Initial Debt Financing.* As soon as practicable after the Closing Date, Buyer will cause the Bank to provide the Company with $50,000,000 in aggregate debt financing, upon the terms and subject to the conditions set forth in the Entrustment Loan Contract.

Section 5.12. *Additional Financing.* Following the Closing, as long as Buyer owns any Purchased Securities, Buyer will use its reasonable best efforts to assist the Company in obtaining access to any additional debt financing that the Company requires to complete the construction and operation of the Plant.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.01. *Conditions to Obligations of Buyer and the Company.* The obligations of Buyer and the Company to consummate the Closing are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following conditions:

(a) The NASDAQ Exemption Notice shall have been mailed to the stockholders of the Company no later than ten calendar days prior to the Closing Date and the NASDAQ Exemption shall not have been revoked.

(b) No provision of any Applicable Law shall prohibit the consummation of the Closing.

(c) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained, including the following: (i) (A) any waiting period (and any extension thereof), if any, applicable to the transactions contemplated by this Agreement under any Antitrust Law shall have expired or been terminated, and (B) any affirmative approval of any Governmental Authority, if any, required to permit the consummation of the Closing under any Antitrust Law shall have been obtained; and (ii) the PRC Governmental Approvals shall have been obtained.

Section 6.02. *Conditions to Obligation of Buyer* The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.01 (*Existence and Power*), Section 3.02 (*Authorization*),

Section 3.05 (*Capitalization*), Section 3.25 (*Finder's Fees*) and Section 3.28 (*Antitakeover Matters*) shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall have been true and correct as of such earlier date)), and (ii) all other representations and warranties of the Company set forth in Article 3 shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall have been true and correct as of such earlier date)), except that any inaccuracies in the representations and warranties referred to in this clause (ii) will be disregarded for purposes of this Section 6.02(a) if such inaccuracies (considered collectively) have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

(c) No event, occurrence, change, effect or condition of any character shall have occurred following the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Buyer shall have received a certificate of the Company, dated as of the Closing Date, executed by the Chief Executive Officer and Chief Financial Officer of the Company, that each of the conditions set forth in Section 6.02(a) through Section 6.02(c) has been satisfied.

(e) (i) The Company shall have executed and delivered to Buyer the Investor Rights Agreement, (ii) Hoku Materials shall have executed and delivered to Buyer the Supply Agreement Amendments, (iii) the Company and Hoku Materials shall have executed and delivered to Buyer the Entrustment Loan Contract (and the form of Security Agreement attached as Exhibit A thereto and the form of Mortgage attached as Exhibit B thereto) and (iv) the current directors and executive officers of the Company shall have executed and delivered to Buyer the Lock-Up Agreements.

(f) Buyer shall have received from Stoel Rives LLP, legal counsel to the Company, an opinion in form and substance reasonably satisfactory to Buyer and its counsel.

(g) Buyer shall have received from the Company (i) a certification, signed by the Company and dated not more than 30 days

prior to the Closing Date that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code and (ii) a notice to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

(h) Buyer shall have received a certificate of the Company, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of the Company certifying as to (i) the certificate of incorporation and bylaws of the Company as in effect on the Closing Date, (ii) all resolutions of the board of directors (and committees thereof) of the Company relating to the Transaction Documents and the transactions contemplated thereby and (iii) the incumbency of all officers of the Company executing the Transaction Documents and any other agreement or document contemplated thereby.

(i) The Company shall have taken such actions and obtained such documentation necessary to provide that at the Closing the Company Board shall consist of seven directors, four of whom (including the chairman) shall have been designated by Buyer and three of whom shall have been designated by the Company (with Buyer's prior consent, not to be unreasonably withheld). The Company shall have delivered resignations in form and substance reasonably acceptable to Buyer of each of the current directors of the Company who shall not have been designated by the Company pursuant to this Section 6.02(i).

(j) The Purchased Shares and the Warrant Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(k) There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, which the Buyer has reasonably determined has a reasonable likelihood of success (i) seeking damages (individually or in the aggregate in excess of $5,000,000) from the Company or any Subsidiary, or (ii) seeking to (A) restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of their Affiliates or (B) impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Purchase Securities, including the right to vote any Purchased Shares acquired or owned by the Company or

any of its Affiliates on all matters properly presented to the Company's stockholders.

(l) The Company shall have received the consent of the City of Pocatello, Idaho in connection with its 99-year ground lease, in form and substance reasonably acceptable to Buyer, and such consent shall not have been revoked.

Section 6.03. *Conditions to Obligation of the Company*. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Buyer set forth in Article 4 shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall have been true and correct as of such earlier date)), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.03(a) if such inaccuracies (considered collectively) have not, and would not reasonably be expected to, prevent or delay beyond the End Date Buyer's ability to consummate the transactions contemplated by this Agreement.

(b) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

(c) The Company shall have received a certificate of Buyer, executed by an authorized officer of Buyer that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied.

(d) Buyer shall have executed and delivered to the Company the Investor Rights Agreement, the Supply Agreement Amendments and the Entrustment Loan Contract.

ARTICLE 7
TERMINATION

Section 7.01. *Grounds for Termination*. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Company and Buyer;

(b) by either the Company or Buyer, if:

(i) the Closing has not been consummated on or before December 31, 2009 (the "**End Date**"); *provided* that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date; *provided* that the End Date shall be automatically extended for a period of three months in the event the failure to close is solely related to the failure of any of the conditions to Closing set forth in Section 6.01(c) to have been satisfied or waived (it being understood that the parties intend to consummate the Closing as soon as practicable after all the conditions to Closing have been satisfied (or waived));

(ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes consummation of the Closing illegal or otherwise prohibited, or (B) enjoins the consummation of the Closing; or

(iii) a Third Party shall have consummated a Transaction Proposal (for purposes of this Section 7.01(b)(iii), each reference to 15% and 85% in the definition of "Transaction Proposal" shall be deemed to be 50%);

(c) by Buyer, if:

(i) an Adverse Recommendation shall have occurred;

(ii) the Company shall have entered into, or publicly announced its intention to enter into, any Contract (other than a confidentiality agreement contemplated by Section 5.03(b)) relating to any Transaction Proposal;

(iii) the Company or any of its Representatives shall have intentionally and materially breached any of its obligations under Section 5.03; or

(iv) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Sections 6.02(a), 6.02(b) or 6.02(c) not to be satisfied and (B) is incapable of being cured by the Company or, if capable of being cured by the Company, the Company does not cure such breach or failure within 20 days after its receipt of written notice thereof from Buyer; or

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 6.03 not to be satisfied and (B) is incapable of being cured by Buyer or, if capable of being cured by the Buyer, Buyer does not cure such breach or failure within 20 days after its receipt of written notice thereof from the Company; or

(ii) subject to complying with the terms of this Agreement, the Company Board authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; *provided* that the Company shall have paid any amounts due pursuant to Section 8.04 in accordance with the terms, and at the times, specified therein; and *provided further* that in the case of any termination by the Company pursuant to this Section 7.01(d)(ii), (A) the Company promptly notifies Buyer, in writing and at least three Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching a copy of such proposed definitive agreement which shall be in final form in all material respects and include all schedules, annexes and exhibits thereto, and (B) Buyer does not make, within two Business Days after receipt of such written notification, a binding offer that is determined by the Company Board in good faith after considering the advice of its outside counsel and a financial advisor of nationally recognized reputation to be at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a))) shall give notice of such termination to each other party hereto.

Section 7.02. *Effect of Termination.* If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; *provided* that if such termination shall result from the willful or intentional (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure. The provisions of this Section 7.02 and Sections 8.01, 8.04, 8.06, 8.07, 8.08 and 8.09 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8
MISCELLANEOUS

Section 8.01. *Notices*. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Tianwei New Energy Holdings Co., Ltd.
No 1, Tianwei Road,
Southwest Airport Economic Development Zone,
Chengdu, China 610200
Attention: Xia Wei
Facsimile No.: +86-28-6705-0035

with a copy to:

Davis Polk & Wardwell LLP
26/F, Twin Towers West,
B12, Jian Guo Men Wai Avenue,
Chao Yang District,
Beijing 100022BG
Attention: Howard Zhang
Facsimile No.: + 86-10-8567-5123

if to the Company, to:

Hoku Scientific, Inc.
1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
Attention: Chief Executive Officer
Facsimile No.: + 1 808-682-7807

with a copy to:

Stoel Rives LLP
101 S. Capitol Blvd., Suite 1900
Boise, Idaho 83702
Attention: Paul M. Boyd
Facsimile No.: + 1 208-389-9040

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or

communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. *Amendments and Waivers*. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. *Disclosure Schedule and Company SEC Document References*. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document filed or furnished prior to the date hereof, shall only be deemed to be an exception to (or a disclosure for purposes of) the Company's representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; *provided* that in no event shall any information contained in any part of any Company SEC Document entitled "Risk Factors" or containing a description or explanation of "Forward-Looking Statements" be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 8.04. *Expenses*. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; *provided* that in the event the Closing occurs, the Company agrees to pay up to $1,000,000 of the documented out-of-pocket fees and expenses (including reasonable fees and expenses of their

counsel) incurred by Buyer in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions.

(b) If this Agreement is terminated pursuant to Sections 7.01(b)(iii), 7.01(c)(i), 7.01(c)(ii), 7.01(c)(iii) or 7.01(d)(ii) then the Company shall pay to Buyer (by wire transfer of immediately available funds), simultaneously with the occurrence of such termination, a fee in an amount equal to $2,250,000.

(c) If this Agreement is terminated pursuant to Section 7.01(b)(i) and (i) prior to such termination, a Transaction Proposal shall have been made, and (ii) within 12 months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders, or (C) consummated, a Transaction Proposal, then the Company shall pay to Buyer (by wire transfer of immediately available funds), within one Business Day after entering into such definitive agreement, making such recommendation or the consummation of such transaction, a fee in an amount equal to $2,250,000. For purposes of this Section 8.04(c), each reference to 15% and 85% in the definition of "Transaction Proposal" shall be deemed to be 50%.

(d) The Company acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Buyer pursuant to this Section 8.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

Section 8.05. *Successors and Assigns*. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; *provided* that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; *provided* that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 8.06. *Governing Law*. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.07. *Jurisdiction*. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08. *WAIVER OF JURY TRIAL*. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09. *Counterparts; Delivery; Effectiveness; Third Party Beneficiaries*. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signed counterpart may be delivered by facsimile or other form of electronic transmission with the same legal force and effect, for all purposes, as delivery of an originally signed agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 8.10. *Entire Agreement*. This Agreement and the other Transaction Documents constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.11. *Severability.* If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.12. *Specific Performance.* The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13. *Replacement of Securities.* If any certificate or instrument evidencing any Purchased Securities is mutilated, lost, stolen or destroyed, the Company shall promptly issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.

Section 8.14. *Non-Survival of Representations and Warranties.* The representations and warranties made in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement shall not survive beyond the Closing.

Section 8.15. *English Language Version of Agreement.* In the event of any conflict between the terms, conditions and interpretation of the English language version of this Agreement or any other Transaction Document (other than the Entrustment Loan Contract), and the terms, conditions and interpretation of any Chinese translation version of this Agreement or such other Transaction Document, the English language version shall govern and control; *provided* that, in the event of any conflict between the terms, conditions and interpretation of the English language version of the Entrustment Loan Contract, and the terms, conditions and interpretation of the Chinese translation version of the Entrustment Loan Agreement agreed between the parties hereto, the Chinese language version shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TIANWEI NEW ENERGY HOLDINGS CO., LTD.

By: /s/ Ding Qiang
Name: Ding Qiang
Title: Chairman of Tianwei Group

HOKU SCIENTIFIC, INC.

By: /s/ Dustin M. Shindo
Name: Dustin M. Shindo
Title: Chief Executive Officer